

<ARTICLE>                     5
<LEGEND>
This schedule contains summary financial information extracted from Krupp Realty
Fund 7  Financial  Statements for  the three  months ended March 31, 2000 and is qualified in its entirety by reference to such financial statements.
</LEGEND>

<PERIOD-TYPE>                   3-MOS
<FISCAL-YEAR-END>                            DEC-31-2000
<PERIOD-START>                               JAN-01-2000
<PERIOD-END>                                 MAR-31-2000
<CASH>                                           206,840
<SECURITIES>                                           0
<RECEIVABLES>                                    140,312
<ALLOWANCES>                                           0
<INVENTORY>                                            0
<CURRENT-ASSETS>                                 540,170
<PP&E>                                        23,477,137    <F2>
<DEPRECIATION>                               (14,791,443)   <F3>
<TOTAL-ASSETS>                                 9,366,176
<CURRENT-LIABILITIES>                            502,876
<BONDS>                                       10,192,797    <F4>
<PREFERRED-MANDATORY>                                  0
<PREFERRED>                                            0
<COMMON>                                               0
<OTHER-SE>                                    (1,329,497)   <F5>
<TOTAL-LIABILITY-AND-EQUITY>                   9,366,176
<SALES>                                                0
<TOTAL-REVENUES>                               1,039,822    <F6>
<CGS>                                                  0
<TOTAL-COSTS>                                          0
<OTHER-EXPENSES>                                 866,489    <F7>
<LOSS-PROVISION>                                       0
<INTEREST-EXPENSE>                               218,456
<INCOME-PRETAX>                                        0
<INCOME-TAX>                                           0
<INCOME-CONTINUING>                                    0
<DISCONTINUED>                                         0
<EXTRAORDINARY>                                        0
<CHANGES>                                              0
<NET-INCOME>                                     (45,123)   <F8>
<EPS-BASIC>                                          0    <F8>
<EPS-DILUTED>                                          0    <F8>

<F1> Includes all receivables included in "prepaid expenses and other assets" on the Balance Sheet.
<F2> Multi-family  complexes  of $23,161,485 and  deferred  expenses of $315,652
<F3> Accumulated  depreciation of  $14,610,372 and  accumulated  amortization of
     $181,071.
<F4> Represents mortgage notes payable.
<F5> Total deficit  of the  General  Partners of  ($315,917)  and of the Limited
     Partners of ($1,013,580).
<F6> Includes all revenue of the Partnership.
<F7> Includes operating  expenses of $401,198, real estate taxes of $110,757 and depreciation and amortization of $354,534.
<F8> Net  loss  allocated ($451) to  the General  Partners and ($44,672) to  the
     Limited Partners. Average net loss per Unit of Limited Partner interest is ($1.64) on 27,184 Units outstanding.

